EXHIBIT 10.13
                                                                         2/20/02

            NON-COMPETITION, CONFIDENTIALITY AND SEVERANCE AGREEMENT

       As a condition to and in partial consideration of the grant of a Stock Option pursuant to the MGIC Investment Corporation (the "Company") 1991 Stock Incentive Plan, as amended, by the Company to John D. Fisk (hereinafter "Employee"); and

       In recognition of the circumstances that,

       the Employee was recently a senior officer of Freddie Mac, which views itself as, and in substance is, a competitor of the Company's principal subsidiary, Mortgage Guaranty Insurance Corporation ("MGIC"); and that the Employee is being hired as an employee of MGIC and as a senior officer of the Company and its subsidiaries (individually, a "Subsidiary" and collectively, the "Subsidiaries"), and in that capacity will be made aware of various confidential information regarding the Company and the Subsidiaries and will have, or is anticipated to have in due course, management responsibility for a broad range of functions of the Company and the Subsidiaries, and will have wide interaction with the senior executives of the Company and the Subsidiaries; and

       In further consideration for the Company's agreement to cause severance benefits to be paid to the Employee as provided below,

       the Employee and the Company agree as follows:

       1. (a) Employee shall not render "services" to any "competitor" during the term of his employment with MGIC and for a period of one year after the termination of his employment with MGIC.

       (b) The term "competitor" means any company (regardless of the form of its organization), including a proprietorship,

       (i) engaged in the business of guaranteeing or insuring mortgages in any geographic area in which the Company, MGIC or another Subsidiary is engaged in guaranteeing or insuring mortgages, or

       (ii) engaged in any other business in which the Company or a Subsidiary is engaged, in any geographic area in which the Company or a Subsidiary is so engaged, but only if such business accounted for at least 10% of the revenues of the Company and its Subsidiaries, on a consolidated basis, during the four fiscal

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quarters preceding the fiscal quarter in which the Employee's employment terminated.

       It is understood that, without creating any implication that in the absence of this sentence Fannie Mae or Freddie Mac would not be a "competitor" as defined above, Fannie Mae and Freddie Mac are "competitors." It is also understood that because the business of MGIC is conducted throughout the United States and in Puerto Rico, the geographic scope of the restriction under clause
(i) above shall be the United States and Puerto Rico, and if the business of MGIC or a Subsidiary expands beyond the those areas, the scope of such restriction shall expand so that it is coincident with the scope of such expansion.

       (c) The term "services" means services incident to having oversight or management responsibilities for any or all of corporate or business development, corporate or business strategy, risk management, underwriting, capital markets activities and e-commerce, regardless of whether such services are performed as an employee of a competitor, as an independent contractor for a competitor, an employee of an independent contractor for a competitor or otherwise.

       2. (a) During the term of his employment with MGIC and for a period of three years after the termination of such employment, the Employee shall not make any "unauthorized disclosure" nor shall the Employee make any "unauthorized use." Notwithstanding the foregoing, the Employee's obligations hereunder not to make any unauthorized disclosure and not to make any unauthorized use shall continue beyond such three-year period for an additional seven years (for a total of ten years) with respect to any information that is a "trade secret" as defined in Section 134.90 of the Wisconsin Statutes, or any successor thereto.

       (b) The term "unauthorized disclosure" means disclosure by the Employee to any person of any "confidential information." The term "confidential information" means information relating to the business or operations of the Company or a Subsidiary obtained by the Employee (it is understood that for purposes of this Agreement information obtained by the Employee includes information that is prepared by the Employee) while employed by MGIC or that was communicated to him in connection with discussions with MGIC in connection with his retention as an employee, including, but not limited to, information with respect to business strategies, methods to execute such strategies, product offerings, product research, product development, assumptions underlying the pricing of products or products in development, and customer relationships. Confidential information does not include information generally known in the mortgage insurance, mortgage guaranty, mortgage banking or mortgage securitization industries, other than as a result of disclosure by Employee in violation of this Agreement. Confidential information shall

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cease to be such upon its being disclosed to the public, other than as a result of disclosure by Employee in violation of this Agreement.

       (c) The term "unauthorized use" means use of confidential information for any purpose other than a purpose that the Employee reasonably believes is in the best interests of the Company and the Subsidiaries.

       (d) The Employee agrees that all memoranda, notes, financial models, analytics, data and other documents and information and all copies thereof relating to the business or operations of the Company or any Subsidiary obtained by Employee while employed by MGIC (such memoranda, notes and other items referred to above are collectively herein called the "Items") are the exclusive property of the Company and the Subsidiaries. The Employee shall not copy or duplicate any of the Items, and shall not remove them from the facilities of the Company or any Subsidiary. The Employee agrees that he will deliver the original and all copies of all of the Items that may be in his possession or control to MGIC on termination of his employment with MGIC, or at any other time on MGIC's request.

       (e) It is understood that the restrictions on disclosure in Paragraph 2(b) shall not be violated due to disclosure to an employee of MGIC or to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of Employee's duties as an employee or officer of MGIC or of the Company and its Subsidiaries. It is understood that the restrictions on copying, duplicating and removal in Paragraph 2(d) shall not be violated due to copying, duplication or removal that is reasonably necessary or appropriate in connection with the performance of Employee's duties as an employee or officer of MGIC or of the Company and its Subsidiaries.

       (f) If the Employee is requested under legal process to make any disclosure that is prohibited by this Agreement, the Employee will provide the Company with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, and notwithstanding the preceding provisions of Paragraph 2, the Employee may disclose that portion (and only that portion) of the confidential information that the Employee reasonably believes he is legally compelled by such process to disclose and shall advise the Company of the portion of the confidential information that was so disclosed.

       3. (a) If Employee's employment with MGIC and all Subsidiaries terminates prior to February 25, 2004, other than due to an "uncovered termination," and the termination does not entitle the Executive to a "Termination Payment" under the Key Executive Employment and Severance Agreement of even date herewith between the Executive and the Company, subject to the cessation and repayment of severance

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benefits as provided in Paragraph 3(d), the Company will cause MGIC to provide the Employee with "severance benefits."

       (b) The term "uncovered termination" means a termination of employment due to

       (i) Employee's death;

       (ii) Employee's inability to perform his job responsibilities on a substantially full-time basis for a period of at least 60 consecutive days or for 90 days during any period of 180 days due to physical or mental illness or injury;

       (iii) the Employee's conviction of, or his plea of guilty or no contest to, a felony; willful misconduct by the Employee in performing his duties for MGIC or the Employee's unreasonable refusal to perform such duties; or the Employee's breach of this Agreement; or

       (iv) voluntary resignation by the Employee, other than voluntary resignation as a result of a meaningful reduction in Employee's job status, responsibilities or compensation, compared to such status, responsibilities and compensation at the inception of Employee's employment with MGIC.

       (c) The term "severance benefits" means

       (i) severance pay of $300,000 in the aggregate, paid in 26 equal, consecutive bi-weekly installments of $11,538.48 each, with the first installment to be paid on MGIC's first regularly scheduled pay day after the bi-weekly pay period in which Employee's termination of employment occurred (the period during which such payments are made is herein referred to as the "severance period"); and

       (ii) Employee's continued participation during the severance period in the medical, dental, vision (if enrollment in the medical and dental coverages had been waived by Employee), life and accidental death and disability, spousal life and accidental death and disability, child life, and long-term disability coverages in which Employee had enrolled prior to his termination of employment, with the right to change such coverages at the next enrollment period after his termination of employment in accordance with the terms available to employees of MGIC in general if the coverages that would be changed would be effective during the severance period.

MGIC shall be entitled to deduct from all payments under Paragraphs 3(c)(i), all legally required payroll deductions on account of severance benefits, including but not limited to federal and state income tax and FICA withholding, and will further deduct all payroll deductions for the coverages in which the Employee is enrolled as contemplated by Paragraph 3(c)(ii).

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       (d) No severance benefits will be provided to Employee or if due to the timing of Employee's termination of employment, the Employee has already been provided with severance benefits, no further severance benefits will be provided to Employee,

       (i) unless Employee (or his executor, in the circumstances contemplated below) signs and delivers to the Company the Release and Covenant Not to Sue attached as Exhibit A (the "Release") within 22 days after the day on which Employee's employment terminated; or

       (ii) if Employee revokes the Release as provided in Paragraph 5 of the Release.

In addition, if Employee does not sign and deliver the Release within such 22-day period (or such longer period in the circumstances in which a longer period is provided as set forth below) or revokes the Release as contemplated above, Employee (or his estate in the circumstances set forth below) shall immediately pay MGIC the sum of the aggregate amount of all payments made to Employee under Paragraph 3(c)(i) and the aggregate amount of MGIC's cost in providing the benefits provided under Paragraph 3(c)(ii). If during such 22-day period and prior to the time at which the Employee signs and delivers the Release to the Company, the Employee dies or becomes disabled due to physical illness or injury such that the Employee is not physically capable of signing the Release, the 22-day period shall be extended to, in the case of the Employee's death, 30 days after an executor is validly appointed for the Employee's estate, and in the case of such disability, 30 days after the Employee is physically capable of signing the Release. Notwithstanding such extension, no further payments will be made under Paragraph 3(d)(i) after the end of the 22-day period until the signed Release is delivered to the Company in accordance with the preceding sentence, at which time all payments that would have been made had the Release been signed within the 22-day period will be made in a lump sum. As used in this Paragraph 3(d), the term "signed" means signed, dated and notarized in accordance with the notarization block on the signature page of the Release.

       (e) The severance benefits are in lieu of any other compensation or benefit on account of Employee's termination of employment, all of which compensation and benefits are hereby waived by the Employee. This waiver does not apply, however, to benefits under life or other insurance policies.

       4. The Employee represents that he is not subject to any restriction that on its face would prevent him from performing his duties incident to being an employee of MGIC or from being an officer of MGIC, the Company or the Subsidiaries.

       5. The provisions of this Non-Competition, Confidentiality and Severance Agreement shall bind the Employee and inure to the benefit of the Company and each Subsidiary, notwithstanding any termination of the Stock Option Agreement associated with this Non-Competition, Confidentiality and Severance Agreement,

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

or any termination of the related stock option, or any issuance of shares to the Employee upon exercise of the stock option.

       The Employee acknowledges that the Company and each Subsidiary are third party beneficiaries of this Agreement and each one is entitled to enforce the provisions of this Agreement by an action for injunction, damages or both, and for such other relief as may be proper. If in a final judgment by a court of competent jurisdiction, the Employee is found to have violated the restrictions of Paragraphs 1 or 2 of this Agreement, damages shall be comprised of the sum of the aggregate amount of all payments made to Employee under Paragraph 3(c)(i) of this Agrement and the aggregate amount of MGIC's cost in providing the benefits provided under Paragraph 3(c)(ii) of this Agreement plus such other damages to which the Company and the Subsidiaries are entitled.

       The Employee was given a copy of a predecessor version of this Agreement for his review on or about February 12, 2002 and that he was advised through the medium of this sentence in such copy that he could discuss the restrictions in this Agreement with the Company's General Counsel and ask questions about such restrictions. In response to a request for a severance arrangement, the severance provisions of Paragraph 3 were added to this Agreement and the Employee was e-mailed this Agreement, including Exhibit A, on or about February 20, 2002. The Agreement e-mailed to the Employee was redlined to show the changes made to the predecessor version, other than the addition of Paragraph 3 and Exhibit A, which did not appear in the predecessor version.

       The Employee acknowledges that nothing herein creates an obligation, whether or not legally enforceable, regarding the Employee's future prospects or position with the Company or any Subsidiary, including any obligation to continue the employment of Employee.

       The validity and construction of this Agreement shall be governed by the internal laws of the State of Wisconsin (excluding the conflict of laws provisions of such laws).

       Dated: As of this 25th day of February, 2002.


                                           MGIC Investment Corporation


     /s/ John D. Fisk                      By       /s/ Curt S. Culver
----------------------------                    ------------------------
       John D. Fisk                               Curt S. Culver
                                                  Chief Executive Officer


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                                                                       Exhibit A

                         Release and Covenant Not to Sue

       This is the Release and Covenant Not to Sue contemplated by Paragraph 3(d) of the Non-Competition, Confidentiality and Severance Agreement, dated as of February 25, 2002 (such Agreement is herein referred to as the "Non-Competition, Confidentiality and Severance Agreement" and the provisions of Paragraph 3 of the Non-Competition, Confidentiality and Severance Agreement are herein referred to as the "Severance Provisions"), between MGIC Investment Corporation (the "Company") and John D. Fisk ("Former Employee").

       1. (a) Former Employee hereby fully releases and forever discharges the Company and its Subsidiaries, and its and their present and former directors, officers, employees, attorneys, agents representatives, predecessors, successors, and assigns from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, in law, equity or otherwise, including attorneys' fees, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether concealed or hidden, which have existed, may have existed or which do exist relating to the employment of Former Employee by the Company or its Subsidiaries, or the resignation or termination of Former Employee's employment with the Company or its Subsidiaries, with the exception of any claimed breach(es) of the Severance Provisions or any other agreements in writing between the Company and Former Employee if such agreements have been signed on behalf of the Company by its President, any Executive Vice President or any Senior Vice President (such other agreements are herein referred to as "Other Agreements").

       (b) Without in any way limiting the generality of the foregoing language, this release shall include any and all claims, demands or causes of action arising out of or in any way connected with any occurrences, acts, omissions, transactions, practices or policies which were, or could have been, asserted in connection with a civil action brought under federal common law, state common law, including but not limited to a tort or wrongful discharge claim, breach of contract claim, and/or under any other federal, state or local statute, law, ordinance, regulation, rule or order, including, but not limited to, any claims under the Age Discrimination in Employment Act, 29 U.S.C.ss.621 et seq., as amended; Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss.2000e et seq., as amended; the Americans with Disabilities Act of 1990, 42 U.S.C.ss.12101 et seq., as amended; the Wisconsin Fair Employment Law, Wis. Stat.ss.111.31 et seq., as amended; any similar laws of the United States, the State of Wisconsin, or any other state or municipality; or pursuant to any claims whatsoever arising out of, or related to the employment of him by the Company or a Subsidiary, the termination of his employment with the Company or a Subsidiary, and/or related to any allegations by Former Employee of discrimination or wrong-doing by the Company or any Subsidiary.

       2. Except for actions relating to the breach of the Severance Provisions or any Other Agreements, Former Employee further covenants and agrees never to institute, directly or indirectly, or in any manner to aid another person in, any action or proceeding of any kind against the Company, any Subsidiary, or any of their respective current or former officers, directors or employees regarding his employment by the Company or any Subsidiary or any matter related to the termination of his employment by the Company or any Subsidiary or regarding any of the restrictions imposed by Paragraphs 1 or 2 of the Non-Competition, Confidentiality and Severance Agreement .

       3. It is the intention of Former Employee in executing this Agreement that it shall be effective as a bar to each and every claim, demand and cause of action described above. Former Employee expressly consents that the release and covenant not to sue contained herein shall be given full force and effect according to each and all of their respective terms and conditions. Former Employee acknowledges and agrees that the release and covenant not to sue contained herein are essential and material terms of the Severance Provisions and that without such terms, the Company would have been unwilling to agree to cause the payments and benefits contemplated by the Severance Provisions to be made, and would not be otherwise be required to cause there to be provided the payments and benefits contemplated by the Severance Provisions. Former Employee understands and acknowledges the significance and consequences of such terms.

       4. Former Employee acknowledges, represents and warrants that an unexecuted copy of this Release and Covenant Not to Sue was in his possession on the day on which his employment with the Company and the Subsidiaries terminated; that the Company has advised Former Employee to consult with an attorney prior to signing this Release and Covenant Not to Sue; and that the Company has given Former Employee at least twenty-one days in which to consider this Release and Covenant Not to Sue and seek the advice of counsel.

       5. This Release and Covenant Not to Sue will not become effective or enforceable for a period of seven days after execution by Former Employee. Former Employee may revoke this Release and Covenant Not to Sue during such seven day period by providing the Company with written notice of revocation within such period, which notice shall be directed to the Company at 250 East Kilbourn Avenue, Milwaukee, Wisconsin 53202, Attention: General Counsel. In the event Former Employee does not provide the Company with notice of revocation within such seven day period, this Release and Covenant Not to Sue shall then be fully binding on, and non-revocable by, Former Employee. In the event Former Employee revokes this Release and Covenant Not to Sue pursuant to the terms hereof, this Release and Covenant Not to Sue shall be null and void and of

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no further force and effect, and Former Employee shall immediately pay MGIC the sum of the aggregate amount of all payments made to Former Employee under Paragraph 3(c)(i) of the Non-Competition, Confidentiality and Severance Agreement and the aggregate amount of MGIC's cost in providing the benefits provided under Paragraph 3(c)(ii).

       6. The Employee acknowledges that the Company and each Subsidiary are third party beneficiaries of this Release and Covenant Not to Sue and each one is entitled to enforce the provisions of this Release and Covenant Not to Sue by an action for injunction, damages or both, and for such other relief as may be proper. Capitalized definitional terms used in this Release and Covenant Not to Sue are used as defined in the Non-Competition, Confidentiality and Severance Agreement. The validity and construction of this Release and Covenant Not to Sue shall be governed by the internal laws of the State of Wisconsin (excluding the conflict of laws provisions of such laws).


Dated: ___________________



-------------------------
John D. Fisk


State of _________)
)
County of _______)

       I, , a Notary Public in and for said County, in the State aforesaid, do hereby certify that John D. Fisk, personally known to me to be the same person whose name is subscribed to the foregoing Release and Covenant Not to Sue, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act for the uses and purposes therein set forth.

       GIVEN under my hand and Notarial Seal this _____ day of ________, 200_.


                                            ------------------------------------
                                                        Notary Public

                                            My Commission Expires:______________


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